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                                                                     EXHIBIT 3.1


NOTE: AS REQUIRED IN SECTION 109(c) OF REGULATION S-T, THE ARTICLES OF INCORPORATION OF THE COMPANY HAVE BEEN RESTATED TO REFLECT ALL AMENDMENTS.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SEROLOGICALS HOLDINGS, INC.


         Serologicals Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

         1. The present name of the corporation is Serologicals Holdings, Inc. (the "Corporation"), which is the name under which the Corporation was originally incorporated; the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 17, 1994 and the date of filing of the Amended and Restated Certificate of Incorporation of the Corporation was November 9, 1994.

         2. The amendment and restatement of the Certificate of Incorporation herein certified has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

         FIRST:   Name. The name of the Corporation is: Serologicals
Corporation.

         SECOND: Registered Office. The registered office of the Corporation is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, State of Delaware, 19904. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

         THIRD:   Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares, of which 50,000,000 shall be common stock, par value $.01 per share ("Common Stock") and 1,000,000 shares shall be preferred stock, par value $.01 per share ("Preferred Stock").

         FIFTH:   Preferred Stock. The Board of Directors is expressly
authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

         (a) The designation of the series and the number of shares to constitute the series.

         (b) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative.

         (c) Whether the shares of the series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, other terms and conditions of such redemption and including (but without limiting the generality thereof) whether such shares which are redeemed by the Corporation may be reissued except as otherwise provided by law.

         (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

         (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

         (f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

         (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

         (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

          SIXTH:     Series A Preferred Stock.  The powers, preferences and
relative, participating, optional or other rights, and the qualifications, limitations and restrictions in respect of the Series A Preferred Stock are as follows:

         6.1 Voting Rights. Except as otherwise required by law or expressly provided herein, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of stockholders of the Corporation and to have the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to the provisions hereof, assuming for this purpose only that shares of Series A Preferred Stock are convertible into fractional shares, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, expressly provided herein or expressly provided in the Series A Preferred Stock and

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Warrant Purchase Agreement dated December 20, 1989 between Serologicals, Inc.
("Serologicals"), certain of its then shareholders and certain purchasers thereunder (the "1989 Purchase Agreement"), the provisions thereof (to the extent not superseded) to be applicable to the holders of shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock and common Stock shall vote together and not as separate classes.

         6.2 Dividend Rights. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, each holder of shares of Series A Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same case or other property which such holder would have received if on such record date such holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series A Preferred Stock then held by such holder are then convertible.

         6.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of common Stock or to any other class of stock issued after the issuance of the Series A Preferred Stock, an amount per share equal to the sum of (a) $266.16, plus (b) interest from the date of issuance of such share to the date of payment in liquidation hereunder, calculated at 8% per annum, compounded annually, plus (c) the amount of declared but unpaid dividends as of the date of payment in liquidation hereunder. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be distributed ratably to the holders of Series A Preferred Stock.

         6.4 Redemption. The Series A Preferred Stock is not subject to redemption by the Corporation; provided, however, the Series A Preferred Stock may be repurchased by the Corporation from the holders of Series A Preferred Stock upon terms agreed to by such holders, such repurchase to be pro rata unless otherwise agreed by all such holders.

         6.5      Conversion.

                  (a)      Conversion Procedure.

                           (i)      Any holder of shares of Series A Preferred
Stock may, at any time, convert all or any number of such shares held by such holder into fully paid and nonassessable shares of Common Stock, at the applicable Conversion Price (as hereinafter defined) thereof in effect at the time of conversion determined as provided herein. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing $266.16 (such amount to be adjusted proportionately in the event the shares of Series A Preferred Stock are subdivided into a greater number or combined into a lesser number) by the Conversion Price per share in effect at the time of conversion.
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                           (ii)     Each conversion of shares of Series A
Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such shares of Series A Preferred Stock as such holder will cease and the person (or entity) or persons (or entities) in whose name or names any certificate or certificates for shares of Common Stock are to issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                           (iii)    As soon as possible after a conversion has
been effected (but in any event within three business days in the case of subparagraph (A) below), the Corporation will deliver to the converting holder of Series A Preferred Stock:

                  (A) a certificate or certificates representing the number of shares of Common Stock issued by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                  (B) payment in an amount equal to all dividends, if any, owing pursuant to Section 6.2 hereof with respect to each share of Series A Preferred Stock converted which have not been paid prior thereto, plus the amount payable under subparagraph (vii) of this
         Section 6.5(a) with respect to such conversion; and

                  (C) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                                    (iv)     If for any reason the Corporation
is unable to pay any dividends owing pursuant to Section 6.2 on the shares of Series A Preferred Stock being converted, the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation will provide such holder with written evidence of its obligation to such holder.

                                    (v)      The issuance of certificates for
shares of Common Stock upon conversion of shares of Series A Preferred Stock will be made without charge to the holders of such shares of Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                                    (vi)     The Corporation will not close its
books against the transfer of shares of Series A Preferred Stock or of common Stock issued or issuable upon conversion of shares of Series A Preferred Stock in any manner which interferes with the timely conversion of shares of Series A Preferred Stock.
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                             (vii)  If any fractional interest in a share of
Common Stock would, except for the provisions of this subparagraph (vii), be deliverable upon any conversion of shares of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share thereof, will pay any amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion. "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange of any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York City time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which Market Price is being determined and the 20 consecutive business days prior to such day. If at anytime such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Market Price will be the fair value thereof reasonably determined in good faith by the Board of Directors of the Corporation.

               (b)      Conversion Price.

                             (i)     The initial Conversion Price for the
Series A Preferred Stock will be $2.6616. In order to prevent dilution of the conversion rights granted under this Section 6.5, the Conversion Price will be subject to adjustment from time to time pursuant to this Section 6.5.

                             (ii)    If and whenever on or after the merger
of Serologicals Acquisition, Inc. with and into Serologicals the Corporation issues or sells, or in accordance with subsection 6.5(c) is deemed to have issued or sold, other than in a transaction described in subsection 6.5(d), any shares of its Common Stock for a consideration per share less than the Conversion Price in effect for the Series A Preferred Stock immediately prior to the time of such issue or sale, the Conversion Price will be reduced to a price determined by dividing (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such issue or sale and (2) the consideration, if any, received by the Corporation upon such issue or sale, by
(B) the number of shares of Common Stock outstanding immediately after such issue or sale.

               (c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under subsection 6.5(b), the following will be applicable:

                             (i)      Issuance of Rights or Options. If the
Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which

Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (ii)     Issuance of Convertible Securities. If the
Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the conversion Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6.5, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

                           (iii)    Change in Option Price or Conversion Rate.
If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold (provided, however, notwithstanding the foregoing, no such adjustment shall increase the Conversion Price then in effect).

                           (iv)     Treatment of Expired Options Unexercised
Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued (provided, however, notwithstanding the foregoing, no such adjustment shall increase the conversion Price then in effect).

                             (v)     Calculation of Consideration Received.
If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration (as determined by the Board of Directors of the Corporation), except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value (as determined by the Board of Directors of the Corporation) of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.

                           (vi)     Integrated Transactions. In case any Option
is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

                           (vii)    Treasury Shares. The number of shares of
Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and all disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                           (viii)   Record Date. If the Corporation takes a
record of the holders of common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock or Convertible Securities, then for purposes of this Section 6.5 such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (ix)     Certain Exceptions. Anything herein to the
contrary notwithstanding, no adjustment will be made to the Conversion Price by reason of the following:

                  (A) the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock;

                  (B) the issuance of shares of Common Stock to employees of the Corporation or any Subsidiary upon the approval of the Board of Directors pursuant to an employee stock option or purchase plan which has been approved by the holders of 67% of the shares of Series A Preferred Stock then outstanding;

                  (C) the issuance of shares of Common Stock (or options therefor) upon the exercise of such options granted to Harold J. Tenoso pursuant to the Employment Agreement between Harold J. Tenoso and Serologicals dated March 8, 1993 (the "Tenoso Option"); and

                  (D) the issuance of shares of Common Stock (or warrants therefor) upon the exercise of such warrants granted to State Street Bank & Trust Company pursuant to the Warrant and Warrant Agreement dated March 9, 1993 (the "State Street Warrant").

                           (d)      Subdivision or Combination of Common Stock.
If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (e)      Reorganization, Reclassification,
Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person or entity which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of 100% of the shares of Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's shares of Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series A Preferred Stock immediately prior to such Organic Change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of 100% of the shares of Series A Preferred Stock then outstanding) to insure that the provisions of this Section 6.5 will thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of shares of Series A Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of 67% of the shares of Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  (f)      Notices.

                                    (i)      Immediately upon any adjustment of
the Conversion Price, the Corporation will give written notice thereof to all holders of shares of Series A Preferred Stock.

                                    (ii)     The Corporation will give written
notice to all holders of shares of Series A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record
(A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                    (iii)    The Corporation will also give
written notice to the holders of shares of Series A Preferred Stock at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                  (g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (h) Notice to Holders. Any notice required by the provisions of this Section 6.5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given when personally delivered to such holder, one (1) business day after the same is delivered to an overnight courier service, postage prepaid, or three (3) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  (i) Taxes and Charges. The Corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

                  (j) Rounding. All calculations under this Section 6.5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (k) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in the sale by the Corporation of Common Stock to the public at an aggregate price of not less than $5,000,000 and at a price per share not less than $10.00 (such price per share to be adjusted proportionately in the event the shares of Common Stock are subdivided into a greater number or combined into a lesser number), provided that (a) the aggregate value of the outstanding stock of the Corporation based on such sale at such price per share is not less than $50,000,000, and (b) not less than thirty (30) nor more than ninety (90) days advance written notice of such closing shall have been given to the holders of shares of Series A Preferred Stock, which notice shall specifically refer to the automatic conversion of shares of Series A Preferred Stock provided for in this section 6.5(k).

                  6.6 Certain Restrictions and Limitations. So long as not less than 6,011 shares of Series A Preferred Stock remain outstanding (such number to be adjusted proportionately in the event of any combination of the shares of Series A Preferred Stock into a lesser number or subdivision of the shares of Series A Preferred Stock into a greater number), without the approval, by vote or written consent, of the holders of not less than 67% of the shares of Series A Preferred Stock then outstanding, the Corporation will not:

                  (a) directly or indirectly declare or pay, or permit any Subsidiary which is not a wholly-owned Subsidiary to declare or pay, any dividends, or make, or permit any Subsidiary which is not a wholly-owned Subsidiary to make, any distributions upon any of its equity securities; or

                  (b) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to directly or indirectly redeem, purchase or otherwise acquire, any of the Corporation's or any Subsidiary's equity securities, except (i) as required by the terms of the Series A Preferred Stock; or (ii) the repurchase of shares of Common Stock as contemplated by the Amended and Restated Shareholders Agreement dated as of August 31, 1993, as amended from time to time, by and among the Corporation and its shareholders; or

                  (c) except for (i) the issuance of shares of Series A Preferred Stock and shares of Common Stock issued upon the conversion of such shares of Series A Preferred Stock, (such numbers to be adjusted proportionately in the event the shares of common Stock are combined into a lesser number or subdivided into a greater number); (ii) the issuance of shares of Common Stock (or options therefor) to non-management personnel of the Corporation or any Subsidiary upon the approval of the Board of Directors pursuant to an employee stock option plan or purchase plan which has been approved by the holders of 67% of the Series A Preferred Stock then outstanding; and (iii) the issuance of the Tenoso Option and the State Street Warrant and shares of Common Stock issuable upon the exercise thereof; authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of,

(A) any notes or debt securities containing equity features (including without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities (or any securities convertible into or exchangeable for any equity securities); or

                  (d) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than, in the case of a Subsidiary, with or into the Corporation or any wholly-owned Subsidiary); or

                  (e) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of other than the sale of inventory in the ordinary course of business, in excess of twenty-five percent of the consolidated assets of the Corporation in any twelve-month period; or

                  (f) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or

                  (g) make any amendment to the Corporation's Certificate of Incorporation or By-laws as then in effect; or

                  (h) enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary's Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Corporation or any Subsidiary than would be obtained by the Corporation or any Subsidiary in a comparable arm's length transaction with a Person who is not the Corporation's or any Subsidiary's Affiliate; provided, however, nothing in this clause (h) shall be deemed to prohibit payments to officers, directors and other agents of the Corporation or any Subsidiary pursuant to indemnities contained in the Corporation's or any Subsidiary's certificate of incorporation by-laws or any indemnity agreement to which the Corporation or any Subsidiary is a party; or

                  (i) make or permit to exist, or permit any subsidiary to make or permit to exist, any Investment other than: (i) Investments in short-term obligations issued by, or guaranteed by, the United States Government, (ii) Investments in negotiable certificates of deposit, bankers' acceptances or money market securities issued by any bank or branch of a bank having assets of at least $500,000,000 in the aggregate and which are issued by the Federal Deposit Insurance Corporation, (iii) Investments in commercial paper rated P1 or A1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, (iv) Investment in Serologicals Acquisition Co. Limited, a Scottish corporation ("Bioscot") and (v) Investments disclosed in the Schedules and Exhibits to the 1989 Purchase Agreement; or

                  (j) make, or permit any Subsidiary to make, any loans or advances to, or guarantees for the benefit of, any Person, other than travel advances and similar loans to employees not to exceed $25,000 at any one time in the aggregate and transactions contemplated by the 1989 Purchase Agreement; or

                  (k) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the business conducted by the Corporation and its Subsidiaries as of the date of Closing; or

                  (l) establish or acquire any Subsidiaries other than (i) Bioscot, (ii) Subsidiaries in connection with the restructuring of the business of the Corporation into holding company structure; and (iii) Subsidiaries in connection with the acquisition of the assets related to the plasma center operations of certain corporate entities affiliated with Acadiana Ventures, Inc.; or

                  (m) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness other than (i) a credit facility of up to $11,500,000 with NationsBank of Georgia, N.A. and (ii) capitalized leases having annual aggregate scheduled payments not in excess of $350,000; or

                  (n) make, or permit any Subsidiary to make, any capital expenditure or series of related capital expenditures (including, without limitation, payments with respect to capitalized leases) or any other acquisition of assets, in excess of $150,000 for any single expenditure or acquisition or $250,000 in the aggregate in any twelve-month period, other than expenditures in the amount of $750,000 identified in Schedule 8.5(n) of the 1989 Purchase Agreement.

                  Capitalized terms used but not defined in this Section 6.6 shall be deemed to have the respective meanings ascribed to them in the 1989 Purchase Agreement (to the extent not superseded).

                  6.7 Cancellation of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

          SEVENTH: Common Stock. The powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions in respect of the Common Stock are as follows:

                  Subject to the prior or equal rights, if any, of the holders of shares of Series A Preferred Stock or any series of Preferred Stock expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of common Stock shall be entitled
(i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Series A Preferred Stock or Preferred Stock now or hereafter authorized, shall be entitled upon liquidation to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

         EIGHTH:   Board of Directors.

                  8.1 Number. The business and affairs of the Corporation shall be under the direction of the Board of Directors. The number of directors, subject to any right of the holders of any class or series of

Preferred Stock to elect additional directors, shall be fixed from time to time by the Board of Directors pursuant to the By-Laws of the Corporation, but in any event shall be not less than Five (5) nor more than Eleven (11).

                  8.2 Classification. Immediately subsequent to the date of this Amended and Restated Certificate of Incorporation, the Board of Directors shall be divided into three classes, designated Class 1, Class 2 and Class 3, as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits, with the term of office of one class expiring each year. The term of the directors in Class 1 shall expire at the first election of directors after the date of this Amended and Restated Certificate of Incorporation, the term of the directors of Class 2 shall expire at the second election of directors after the date of this Amended and Restated Certificate of Incorporation and the term of directors of Class 3 shall expire at the third election of directors after the date of this Amended and Restated Certificate of Incorporation. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal.

                           If the number of directors is changed, any increase
or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the Board of Directors shall decide which class shall contain an unequal number of directors. Notwithstanding the foregoing, whenever holders of any shares of Preferred Stock, or any series thereof, shall be entitled, voting separately as a class, to elect any directors, or directors so elected shall be allocated, each time they are so elected, to the class whose term expires as the next succeeding annual meeting of stockholders and the terms of all directors so elected by such holders shall expire at the next succeeding annual meeting of stockholders.

                  8.3 Nomination. Whenever, and so long as, the Corporation is subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and subject to the rights of the holders of any series of Preferred Stock, only persons who are nominated in accordance with the procedures set forth in this Section 8.3 shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or(b) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 8.3, who shall be entitled to vote for election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business upon the 10th day following the day on which notice of the meeting or public disclosure thereof was given or made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person's written consent to being named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder, (ii) the class and number of shares of stock of the corporation which are beneficially owned by such stockholder and
(iii) a description of all arrangements of understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 8.3, the Chairman of the Board of Directors or the person presiding at such meeting shall so declare to the meeting and the defective nomination shall be disregarded. In addition to the foregoing provisions of this Section 8.3, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 8.3.

                  8.4 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships, resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification, (vi) removal from office or
(vii) any other cause, may be filled solely by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

                  8.5 Removal. A director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors, considered for this purpose as one class.

          NINTH: Stockholder Action. Whenever, and so long as, the Corporation is subject to the reporting requirements of Section 12 and 15(d) of the Exchange Act, and subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing. Except as otherwise required by law and subject to the rights of any series of Preferred Stock, annual and special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. Subject to applicable law and the rights of holders of any series of Preferred Stock, stockholders are not permitted to call an annual or special meeting or to require that the Board of Directors call an annual or special meeting.

         TENTH: Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extend required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction form which the director derived an improper personal benefit, or
(v) for any act or omission occurring prior to the date when the provisions becomes effective. If the General Corporation Law oaf the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article Tenth by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          ELEVENTH:  Indemnification and Advancement of Expenses:

                  11.1 Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the General Corporation Law of the State of Delaware so requires, the director, officer or employee shall deliver to the corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article Eleventh or otherwise.

                  11.2 Nonexclusivity. The rights of indemnification provided in this Article Eleventh shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall insure the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

                  11.3 Insurance. The corporation may purchase and maintain insurance to protect any persons against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article Eleventh or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

                  11.4 Amendment. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the rights of any individual referred to in this Article Eleventh for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

          TWELFTH: Amendment of By-Laws. The affirmative approval, by vote or written consent, of the holders of not less than 67% of the shares of Series A Preferred Stock then outstanding shall be required to amend or repeal, or adopt any provisions inconsistent with the By-laws s then in effect. Upon the conversion of all of the shares of Series A Preferred Stock, the Board of Directors shall have the power to make, amend and repeal the By-laws of the Corporation. Any By-laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders of the corporation as provided in the By-laws.

          THIRTEENTH: Amendment of Certificate of Incorporation. The affirmative approval, by vote or written consent, of the holders of not less than 67% of the shares of Series A Preferred Stock then outstanding shall be required to amend or repeal, or adopt any provisions inconsistent with this Certificate of Incorporation. Upon the conversion of all of the shares of Series A Preferred Stock, the Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been affirmed and acknowledged this 10th day of May, 1995.

                                       SEROLOGICALS HOLDINGS, INC.




                                       By:  /s/Harold J. Tenoso, Ph.D.//
                                            ----------------------------
                                            Harold J. Tenoso, Ph.D.

                                            President and Chief
                                            Executive Officer




ATTEST:




By:  /s/Peggy P. Merritt//
     --------------------
     Peggy P. Merritt
     Secretary